Exhibit (b)(c)


                                  AMENDMENT TO
                                     BY-LAWS
                                       OF
                         EATON VANCE PRIME RATE RESERVES

                                  June 18, 2002




Pursuant to ARTICLE XV of the BY-LAWS of Eaton Vance Prime Rate Reserves, (the "Trust") upon vote of a majority of the Trustees of the Trust SECTION 6. of
ARTICLE IV of the BY-LAWS of the Trust was amended to read as follows:

SECTION 6. PROXIES. Any shareholder entitled to vote upon any matter at any meeting of the shareholders may so vote by proxy, provided that such proxy is authorized to act by (i) a written instrument, dated not more than six months before the meeting and executed either by the shareholder or by his or her duly authorized attorney in fact (who may be so authorized by a writing or by any non-written means permitted by the laws of the Commonwealth of Massachusetts) or
(ii) such electronic, telephonic, computerized or other alternative means as may be approved by a resolution adopted by the Trustees, which authorization is received not more than six months before the initial session of the meeting. Proxies shall be delivered to the Secretary of the Trust or other person responsible for recording the proceedings before being voted. A proxy with respect to shares held in the name of two or more persons shall be valid if executed by one of them unless at or prior to exercise of such proxy the Trust receives a specific written notice to the contrary from any one of them. Unless otherwise specifically limited by their terms, proxies shall entitle the holder thereof to vote at any adjournment of a meeting. A proxy purporting to be exercised by or on behalf of a shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. At all meetings of the shareholders, unless the voting is conducted by inspectors, all questions relating to the qualifications of voters, the validity of proxies, and the acceptance or rejection of votes shall be decided by the chairman of the meeting.